Exhibit 99.2

Contact:
Jennifer Robinson
Director,
Investor Relations and Corporate Communications
(617) 250-5741
jrobinson@dyax.com

Dyax Announces Positive Results from Phase 1b Clinical Trial of DX-2930

Management to Host Conference Call with Detailed Data Presentation Today at 5:00 p.m. ET

BURLINGTON, MA, March 31, 2015 – Dyax Corp. (NASDAQ:DYAX) today announced positive safety, pharmacokinetic, biomarker, and efficacy results from the Phase 1b clinical study of their investigational product, DX-2930. Discovered by Dyax, DX-2930 is a fully human monoclonal antibody inhibitor of plasma kallikrein being developed for the prevention of hereditary angioedema (HAE) attacks.

The ongoing Phase 1b study is a multi-center, randomized, double-blind, placebo-controlled, multiple-ascending dose study designed to assess the safety, tolerability and pharmacokinetics of DX-2930 in HAE patients. An analysis of HAE attack rate was also conducted following a pre-specified statistical analysis plan. A total of 37 subjects were randomized to active drug or placebo in a 2:1 ratio across 4 dosing groups of 30, 100, 300, or 400 mg. Each subject received two doses of DX-2930 or placebo, separated by 14 days, and was followed for 15 weeks after the second dose.

DX-2930 was well tolerated at all dose levels. There were no deaths or subject discontinuations due to an adverse event. There were no serious adverse events in subjects treated with DX-2930 and no evidence of dose-limiting toxicity. There was no safety signal in treatment-emergent adverse events, clinical laboratory results, vital signs, or electrocardiograms. Subcutaneous injection was well tolerated.

Pharmacokinetic results demonstrated that DX-2930 has linear, dose-dependent exposure and a mean elimination half-life of approximately 14 days across all dose groups studied. Pharmacodynamic results from two different exploratory biomarker assays confirmed ex vivo plasma kallikrein inhibition in a dose- and time-dependent manner.

Primary proof-of-concept efficacy analyses were based on subjects in the 300 mg, 400 mg, and placebo dose groups who reported having at least 2 attacks in the 3 months prior to study entry. During the pre-specified, primary efficacy interval of 6 weeks (from days 8 to 50; corresponding to peak drug level), the HAE attack rate (adjusted for baseline attacks) was 0 in the 300 mg group and 0.045 attacks per week in the 400 mg group, compared to 0.37 attacks per week in the placebo group. This resulted in a 100% reduction for the 300 mg dose group as compared to placebo (P<0.0001), and an 88% reduction for the 400 mg dose group as compared to placebo (P=0.005). During this primary efficacy interval, 100% of subjects in the 300 mg group (P=0.026) and 82% of subjects in the 400 mg group (P=0.030) were attack-free compared with 27% of subjects in the placebo group. The study will be complete when all subjects in the 400 mg dose group finish the final safety assessments on study day 120.

Today Dyax also announced receipt of Fast Track designation from the U.S. Food and Drug Administration (FDA) for the investigation of DX-2930 for HAE.

“These data provide important clinical proof-of-concept, dose response and safety information in the target patient population,” said Burt Adelman, M.D., Executive Vice President of Research and Development and Chief Medical Officer at Dyax. “The study met all of its primary objectives, and notably, DX-2930 also demonstrated statistically significant reductions in attack rate compared to placebo, an important characteristic for a prophylactic treatment. We look forward to communicating these results to the FDA to ensure that our product development plan is supportive of drug approval. We plan to take full advantage of the opportunities that Fast Track designation allows in order to maximize the possibility of a more rapid path to approval.”

“The positive results from this trial are a significant milestone for Dyax and will be integral in guiding the future clinical development of DX-2930,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “If approved, we believe that DX-2930, with its unique profile, is well positioned as a potential preventive treatment option for patients suffering from HAE.”

Conference Call & Webcast

Date:	Tuesday, March 31, 2015
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415,
International callers, dial 708-290-1364,
Reference the Dyax conference call;
Online Access:	Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/index.cfm) and follow instructions for accessing the live webcast. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About DX-2930

DX-2930 is a novel, fully human monoclonal antibody inhibitor of plasma kallikrein (pKal) which is currently being developed as a subcutaneous injection for the prevention of HAE attacks. Uncontrolled pKal activity leads to excessive generation of bradykinin, a vasodilator thought to be responsible for the localized swelling, inflammation and pain characteristically associated with HAE.

About Hereditary Angioedema (HAE)

HAE is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect up to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 12 years of age and older. Dyax is also developing DX-2930, a fully human monoclonal antibody, for the potential prophylactic treatment of HAE.

Both KALBITOR and DX-2930 were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology under its Licensing and Funded Research Portfolio (LFRP). The current portfolio includes one FDA approved product, Eli Lilly and Company’s CYRAMZA® (ramucirumab), for which Dyax receives royalties, and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future milestones and/or royalties.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

The press release contains forward-looking statements, including statements regarding the prospects for therapeutic benefits and treatment advantages of an investigational product, DX-2930, being developed for HAE. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this press release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: the results from our Phase 1b study may not be predictive of the results or success of future clinical trials that will be required to permit application for regulatory approval of DX-2930; even if DX-2930 progresses through clinical trials and gains regulatory approval, it may not gain market acceptance; others may develop technologies or products superior to DX-2930 or that reach the market before DX-2930; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the manufacture, quality control, storage and clinical development of DX-2930; the costs of prosecuting, maintaining, defending and enforcing our patents and other intellectual property rights; the overall condition of the financial markets; and a variety of other risks common to our industry; changing requirements and costs associated with Dyax's planned research and development activities; competition from new and existing treatments for HAE; the uncertainty of patent and intellectual property protection; and other risk factors described or referred to in Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CYRAMZA® is a registered trademark of Eli Lilly and Company.

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